Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of January 25, 2015, is entered into by and among Lakes Entertainment, Inc., a Minnesota corporation (“Parent”), each of the shareholders of Parent listed on Schedule I to this Agreement (each, a “Shareholder” and collectively, the “Shareholders”) and Sartini Gaming, Inc., a Nevada corporation (the “Company”).

WHEREAS, contemporaneously with the execution of this Agreement, Parent, LG Acquisition Corporation, a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), the Company and The Blake L. Sartini and Delise F. Sartini Family Trust (the “Company Stockholder”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing, among other things, for the merger of Merger Subsidiary with and into the Company (the “Merger”);

WHEREAS, each Shareholder is the beneficial owner of such number of shares of common stock, $0.01 par value per share, of Parent (the “Parent Common Stock”) as set forth opposite such Shareholder’s name on Schedule I attached hereto (each, a Shareholder’s “Owned Shares”); and

WHEREAS, as a condition of and inducement to the Company’s and the Company Stockholder’s willingness to enter into the Merger Agreement, the Company and the Company Stockholder have required that Parent and the Shareholders enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1.     Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them as set forth below, or if not set forth below, as set forth in the Merger Agreement:

“Additional Owned Shares” means all shares of Parent Common Stock and any other equity securities of the Parent that are (i) beneficially owned by a Shareholder or any of its Affiliates and (ii) acquired after the date hereof and prior to the termination of this Agreement.

“Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that Parent shall be deemed not to be an Affiliate of any Shareholder.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Covered Shares” means, with respect to a Shareholder, such Shareholder’s Owned Shares and Additional Owned Shares.

“Disclosed Owned Shares” has the meaning set forth in Section 5(a).

“Margining of Shares” means the pledge of Covered Shares as collateral for indebtedness but not the subsequent exercise of rights with respect to such collateral following a call of such indebtedness.

“MBCA” means the Minnesota Business Corporation Act, as amended.

“Pro Forma Ownership Change” means, with respect to any Transfer, the “ownership change” within the meaning of Section 382 of the Code that the Company would undergo as a result of such Transfer if both (i) the issuance of Parent Common Stock upon exercise of all outstanding Parent Stock Options and (ii) the consummation of the Merger and the issuance of Parent Common Stock under the Merger Agreement were each given effect as if such issuances had occurred immediately prior to such Transfer.

“Proxy” has the meaning set forth in Section 2(b).

“Representatives” has the meaning set forth in Section 3(b).

“Restricted Period” means the period from the date hereof through the date that the Parent Shareholder Approval is obtained.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers, foreign tax credit carryovers, research and development credit carryovers and any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Code and the Treasury Regulations promulgated thereunder, of Parent, any direct or indirect subsidiary thereof, or any consolidated or combined tax filing group of which Parent is a member.

“Transfer” means, with respect to a security, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such security or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing (other than with respect to the Margining of Shares in compliance with Section 3(c)), whether voluntary or involuntary, by operation of law or otherwise, or any attempt to do any of the foregoing. A Transfer shall also include the creation or grant of an option or an interest similar to an option (within the meaning of Treasury Regulations Section 1.382-2T(h)(4)(v)). As a verb, “Transfer” shall have a correlative meaning.

“Treasury Regulation” means a Treasury regulation promulgated under the Code.

2.     Voting Agreement.

(a)     Shareholder Vote. At any meeting of the shareholders of Parent, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Parent is sought, each Shareholder shall, and shall cause any other holder of record of its Covered Shares to, (x) appear at each such meeting or otherwise cause all of such Shareholder’s Covered Shares that it beneficially owns as of the record date for such vote to be counted as present thereat for purposes of calculating a quorum and (y) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of such Shareholder’s Covered Shares:

(i)       in favor of the approval of the Articles Amendment, the issuance of Parent Common Stock pursuant to the Merger Agreement, and any actions required in furtherance thereof;

(ii)      against any Acquisition Proposal or any proposal relating to an Acquisition Proposal;

(iii)     against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent; and

(iv)     against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger, (2) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Parent under the Merger Agreement, (3) result in any of the conditions set forth in Article 7 of the Merger Agreement not being fulfilled or (4) except as expressly contemplated by the Merger Agreement, change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent.

Each Shareholder shall not commit or agree to take any action inconsistent with the foregoing. The parties agree that this Agreement is a voting agreement created under Section 302A.455 of the MBCA.

3.      No Disposition or Solicitation.

(a)     No Disposition or Adverse Act. Each Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, such Shareholder shall not (i) during the Restricted Period, offer to Transfer, Transfer or consent to any Transfer of any or all of such Shareholder’s Covered Shares or any interest therein without the prior written consent of the Company, (ii) during the Restricted Period, enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all of such Shareholder’s Covered Shares or any interest therein, (iii) offer to Transfer, Transfer or consent to any Transfer of, or enter into any contract, option or other agreement or understanding with respect to any Transfer of, any or all of such Shareholder’s Covered Shares or any interest therein, where such Transfers, upon consummation, could, singly or in the aggregate, reasonably be expected to result in a Pro Forma Ownership Change that would limit Parent’s ability to utilize its Tax Benefits to reduce its potential future U.S. federal income tax liabilities, (iv) except for the proxies granted pursuant to the Parent Voting Agreements, grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of such Shareholder’s Covered Shares, (v) deposit any or all of such Shareholder’s Covered Shares into a voting trust or, except for a Parent Voting Agreement, enter into a voting agreement or arrangement with respect to any or all of such Shareholder’s Covered Shares or (vi) take any other action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or in any way restrict, limit or interfere with the performance of such Shareholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Any attempted Transfer of any Shareholder’s Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void.

(b)     Nothing in Section 3(a) (but without prejudice to Section 3(a)(iii), which shall in all circumstances apply) shall prohibit a Transfer of a Shareholder’s Covered Shares by such Shareholder: (i) if such Shareholder is an individual: (A) to any member of such Shareholder’s immediate family or to a trust for the benefit of such Shareholder or any member of any such Shareholder’s immediate family, but solely for estate planning purposes; or (B) upon the death of such Shareholder; or (ii) if such Shareholder is a partnership or limited liability company, to one or more partners or members of such Shareholder or to an affiliated corporation under common control with such Shareholder; provided, however, that a Transfer referred to in this Section 3(b) shall be permitted only if the transferee agrees in writing, reasonably satisfactory in form and substance to the Company, to be bound by the terms of this Agreement.

(c)     Each of the Shareholders hereby agrees that it shall not at any time pledge any Covered Shares held by it other than the pledge of up to 25% of the total value as of the time of such pledge of any Covered Shares held by it as of record as collateral for indebtedness, subject to compliance with the Second Amended and Restated Lakes Entertainment, Inc. Policy on Avoidance of Insider Trading.

4.      Additional Agreements.

(a)     Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Parent affecting any Shareholder’s Covered Shares or the acquisition of Additional Owned Shares or other securities or rights of Parent by any Shareholder or any of its Affiliates, (i) the type and number of such Shareholder’s Covered Shares shall be adjusted appropriately and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares or other securities or rights of Parent issued to or acquired by such Shareholder or any of its Affiliates.

(b)     Waiver of Appraisal and Dissenters’ Rights and Actions. Each Shareholder hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that such Shareholder may have (if any) and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Subsidiary, the Company, the Company Stockholder or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Board of Directors of Parent in connection with the Merger Agreement or the transactions contemplated thereby.

(c)     Communications. Unless required by applicable law, each Shareholder shall not, and shall cause its Representatives not to, make any press release, public announcement or other communication with respect to the business or affairs of the Company, Parent or Merger Subsidiary, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of the Company. Each Shareholder hereby (i) consents to and authorizes the publication and disclosure by Parent or the Company of such Shareholder’s identity and holding of such Shareholder’s Covered Shares, and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent and the Company reasonably determine to be necessary or desirable in any press release or any other disclosure document in connection with the Merger or any other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify the Company of any required corrections with respect to any written information supplied by such Shareholder specifically for use in any such disclosure document.

(d)     Additional Owned Shares. Each Shareholder hereby agrees to notify the Company promptly in writing of the number and description of any Additional Owned Shares of such Shareholder or its Affiliates.

5.      Representations and Warranties of Shareholders. Each Shareholder hereby represents and warrants, severally and not jointly, to the Company and the Company Stockholder as follows:

(a)     Title. Such Shareholder is the sole record and beneficial owner of the shares of Parent Common Stock set forth on Schedule I (the “Disclosed Owned Shares”). The Disclosed Owned Shares constitute all of the capital stock and any other equity securities of the Parent owned of record or beneficially by such Shareholder and its Affiliates on the date hereof and neither such Shareholder nor any of its Affiliates is the beneficial owner of, or has any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of Parent Common Stock or any other equity securities of Parent or any securities convertible into or exchangeable or exercisable for shares of Parent Common Stock or such other equity securities, in each case other than the Disclosed Owned Shares. Such Shareholder has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Sections 3 and 4 hereof and all other matters set forth in this Agreement, in each case with respect to all of the Owned Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Except as permitted by this Agreement including, without limitation, the provisions of Section 3(c) above, the Owned Shares and the certificates representing such shares, if any, are now, and at all times during the Restricted Period will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of any and all liens, pledges, claims, options, proxies, voting trusts or agreements, security interests, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a shareholder in respect of the Owned Shares (other than as created by this Agreement).

(b)     Organization and Qualification. If such Shareholder is not an individual, such Shareholder is duly organized and validly existing in good standing under the laws of the state of its organization.

(c)     Authority. Such Shareholder has all necessary power and authority and legal capacity to execute, deliver and perform all of such Shareholder’s obligations under this Agreement, and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of such Shareholder, or its governing body, are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d)     Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms. If such Shareholder is married, and any of such Shareholder’s Covered Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such Shareholder’s spouse, enforceable against such Shareholder’s spouse in accordance with its terms.

(e)     No Filings; No Conflict or Default. Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other person is necessary for the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby and the compliance by such Shareholder with the provisions hereof. None of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s properties or assets may be bound, (ii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to such Shareholder or any of such Shareholder’s properties or assets, (iii) constitute a violation by such Shareholder of any law or regulation of any jurisdiction, (iv) render any state takeover statute or similar statute or regulation, applicable to the Merger or any other transaction involving the Company, or (v) if applicable, contravene or conflict with such Shareholder’s certificate of incorporation and bylaws, trust agreement or other organizational documents, in each case, except for any conflict, breach, default or violation described above which would not adversely affect the ability of such Shareholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

(f)     No Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of such Shareholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

(g)     No Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

(h)     Receipt; Reliance. Such Shareholder has received and reviewed a copy of the Merger Agreement. Such Shareholder understands and acknowledges that the Company and the Company Stockholder are entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

6.      Term. The term of this Agreement shall commence on the date hereof and shall continue in effect until, and shall automatically terminate on, the earlier of (i) the Effective Time and (ii) the effective date of termination of the Merger Agreement in accordance with its terms; provided that (A) nothing herein shall relieve any party hereto from liability for any breach of this Agreement and (B) this Section 6 and Section 8 shall survive any termination of this Agreement.

7.      No Limitation. Nothing in this Agreement shall be construed to prohibit any Shareholder or any Shareholder’s Representatives who is an officer or member of the Board of Directors of Parent from taking any action solely in his or her capacity as an officer or member of the Board of Directors of Parent or from taking any action with respect to any Acquisition Proposal as an officer or member of such Board of Directors.

8.      Miscellaneous.

(a)     Entire Agreement. This Agreement (together with Schedule I) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

(b)     Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated hereby. At any other party’s reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby.

(c)     No Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto; provided that the Company may assign its rights and obligations hereunder to any of its Subsidiaries, but no such assignment shall relieve the Company of its obligations hereunder.

(d)     Binding Successors. Without limiting any other rights the Company may have hereunder in respect of any Transfer of any Shareholder’s Covered Shares, each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder’s Covered Shares beneficially owned by such Shareholder and its Affiliates and shall be binding upon any person to which legal or beneficial ownership of such Shareholder’s Covered Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Shareholder’s heirs, guardians, administrators, representatives or successors.

(e)     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received) (i) upon receipt, if delivered personally or by first class mail, postage pre-paid, (ii) on the date of transmission, if sent by facsimile transmission (with confirmation of receipt), or (iii) on the Business Day after dispatch, if sent by nationally recognized, documented overnight delivery service, as follows:

If to any Shareholder:

At the address and facsimile number set forth against such Shareholder’s name on Schedule I hereto.

If to Parent:

Lakes Entertainment, Inc.

130 Cheshire Lane

Minnetonka, MN 55305

Attn: Timothy Cope and Damon Schramm

Email: tcope@lakesentertainment.com; dschramm@lakesentertainment.com

Fax: (952) 449-9353

Copy to (which shall not constitute notice):

Gray, Plant, Mooty, Mooty & Bennett, P.A.

500 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attn: Daniel R. Tenenbaum

Email: Daniel.Tenenbaum@gpmlaw.com

Fax: (612) 632-4050

If to the Company:

Sartini Gaming, Inc.

6595 S Jones Blvd
Las Vegas, NV 89118
Attn: Matthew Flandermeyer
Fax: (702) 891-4201

Copy to (which shall not constitute notice):

Latham & Watkins LLP

12670 High Bluff Dr.

San Diego, CA 92130

Attn: Barry M. Clarkson

Fax: (858) 523-5450

or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above.

(f)     Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (i) Parent, (ii) the Company and (iii) Shareholders holding a majority of the total number of Covered Shares then held by the Shareholders. Notwithstanding the foregoing:

 (i)     this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Shareholder without the written consent of such Shareholder unless such amendment, termination or waiver applies to all Shareholders in the same fashion; and

 (ii)    any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party.

Parent shall give reasonably prompt written notice of any amendment, termination or waiver hereunder to any Shareholder that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 8(f) shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

(g)     Severability. This Agreement shall be deemed severable; the invalidity, illegality or unenforceability of any term or provision of this Agreement shall not affect the validity, legality or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

(h)     Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i)     Specific Performance. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event that any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached, and that each such party would not have an adequate remedy at law for money damages in such event. Accordingly, it is agreed that the Company, Parent and each Shareholder, without posting any bond or other undertaking, shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, this being in addition to any other remedy which any such party is entitled at law or in equity.

(j)     No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with such party’s obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(k)    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(l)     Governing Law. This Agreement, and all matters arising hereunder or in connection herewith, shall be governed by, and construed in accordance with, the internal laws of the State of Minnesota without giving effect to the principles of conflict of laws.

(m)   Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the courts of the State of Minnesota sitting in Hennepin County or in the absence of jurisdiction, of any federal court sitting in Hennepin County in the State of Minnesota for any actions, suits or proceedings arising out of or relating to this Agreement or the transaction contemplated hereby, (ii) agrees not to commence any action, suit or proceeding relating thereto except in such courts and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail, or otherwise in the manner provided for notices in Section 8(f) hereof, shall be effective service of process for any such action, suit or proceeding brought against it in any such court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in such courts and (v) agrees not to plead or claim in any court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(n)     Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(m).

(o)    Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto because that party or its legal representatives drafted the provision. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular section in which such words appear.

(p)    Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

(q)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(r)     Expenses. Except as otherwise provided herein, each party shall pay such party’s own expenses incurred in connection with this Agreement.

(s)    Spousal Consent. If any individual Shareholder is married on the date of this Agreement and is a resident of Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington, Wisconsin or the Commonwealth of Puerto Rico, such Shareholder’s spouse shall execute and deliver to Parent a consent of spouse in the form of Exhibit A hereto (“Consent of Spouse”), effective on the date hereof. If any individual Shareholder should marry or remarry subsequent to the date of this Agreement and, at such time, is a resident of Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington or Wisconsin, such Shareholder shall within 30 days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Shareholder’s Covered Shares that do not otherwise exist by operation of law or the agreement of the parties.

(t)     No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shareholder’s Covered Shares. All rights, ownership and economic benefits of and relating to each Shareholder’s Covered Shares shall remain vested in and belong to such Shareholder, and neither the Company nor Parent shall have any authority to or exercise any power or authority to direct any Shareholder in the voting of any of such Shareholder’s Covered Shares, except as otherwise provided herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto have caused this Voting and Support Agreement to be duly executed as of the day and year first above written.

LAKES ENTERTAINMENT, INC.

By:	/s/ Timothy Cope
Name: Timothy Cope
Title: President/CFO

SARTINI GAMING, INC.

By:	/s/ Blake L. Sartini
Name: Blake L. Sartini
Title: Chief Executive Officer

IN WITNESS WHEREOF, each of the parties hereto have caused this Voting and Support Agreement to be duly executed as of the day and year first above written.

LYLE A. BERMAN

/s/ Lyle A. Berman

BERMAN CONSULTING CORPORATION

By:	/s/ Lyle A. Berman
Name: Lyle A. Berman
Title: President, CEO, CFO

BERMAN CONSULTING CORPORATION PROFIT SHARING PLAN

By:	/s/ Lyle A. Berman
Name: Lyle A. Berman
Title: Sole Proprietor

LYLE A. BERMAN REVOCABLE TRUST

By:	/s/ Lyle A. Berman
Name: Lyle A. Berman
Title: Trustee

IN WITNESS WHEREOF, each of the parties hereto have caused this Voting and Support Agreement to be duly executed as of the day and year first above written.

BRADLEY BERMAN IRREVOCABLE TRUST

By:	/s/ Neil I. Sell
Name: Neil I. Sell
Title: Trustee

JULIE BERMAN IRREVOCABLE TRUST

By:	/s/ Neil I. Sell
Name: Neil I. Sell
Title: Trustee

AMY BERMAN IRREVOCABLE TRUST

By:	/s/ Neil I. Sell
Name: Neil I. Sell
Title: Trustee

JESSIE LYNN BERMAN IRREVOCABLE TRUST

By:	/s/ Neil I. Sell
Name: Neil I. Sell
Title: Trustee

SCHEDULE I

Name and Contact Information for Shareholder	Number of Shares of Parent Common Stock Beneficially Owned as of the Date Hereof

Lyle A. Berman One Hughes Center Drive, Unit 606 Las Vegas, NV 89169 Email: lberman@lakesentertainment.com Fax: (952) 449-7033	211,739
Berman Consulting Corporation One Hughes Center Drive, Unit 606 Las Vegas, NV 89169 Attention: Lyle Berman, President Email: lberman@lakesentertainment.com Fax: (952) 449-7033	211,403
Berman Consulting Corporation Profit Sharing Plan One Hughes Center Drive, Unit 606 Las Vegas, NV 89169 Attention: Lyle Berman Email: lberman@lakesentertainment.com Fax: (952) 449-7033	161,500
Lyle A. Berman Revocable Trust One Hughes Center Drive, Unit 606 Las Vegas, NV 89169 Attention: Lyle Berman, Trustee Email: lberman@lakesentertainment.com Fax: (952) 449-7033	1,830,833

Bradley Berman Irrevocable Trust Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Attention: Neil I. Sell, Trustee Email: Neil.Sell@maslon.com Fax: (612) 642-8337 and/or 554 Canosa Ave. Las Vegas NV 89104 Attn: Douglas Dalton, Trustee Email: dldpoker702@gmail.com Fax: N/A	334,425
Julie Berman Irrevocable Trust Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Attention: Neil I. Sell, Trustee Email: Neil.Sell@maslon.com Fax: (612) 642-8337 and/or 554 Canosa Ave. Las Vegas NV 89104 Attn: Douglas Dalton, Trustee Email: dldpoker702@gmail.com Fax: N/A	334,425

Amy Berman Irrevocable Trust Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Attention: Neil I. Sell, Trustee Email: Neil.Sell@maslon.com Fax: (612) 642-8337 and/or 554 Canosa Ave. Las Vegas NV 89104 Attn: Douglas Dalton, Trustee Email: dldpoker702@gmail.com Fax: N/A	293,172

Jessie Lynn Berman Irrevocable Trust Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Attention: Neil I. Sell, Trustee Email: Neil.Sell@maslon.com Fax: (612) 642-8337 and/or 554 Canosa Ave. Las Vegas NV 89104 Attn: Douglas Dalton, Trustee Email: dldpoker702@gmail.com Fax: N/A	293,172
293,172

EXHIBIT A

CONSENT OF SPOUSE

I, ____________________, spouse of ______________, acknowledge that I have read the Voting and Support Agreement, dated as of __________________, 2015, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of Parent that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of Parent subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of Parent shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:
Name of Shareholder’s Spouse